Exhibit 10.10

EMPLOYMENT SEPARATION AGREEMENT

This Employment Separation Agreement (“Separation Agreement”) is made and entered into as of February 15, 2005, between American Seafoods, L.P. (the “Parent”) and American Seafoods Group LLC (the “Company”) and Michael J. Hyde (“Hyde”) (the Parent, the Company and Hyde being sometimes herein referred to singly as a “Party” and collectively as the “Parties”).

RECITALS

A. On April 1, 2000, the Parent, the Company and Hyde entered into an Employment Agreement (“Employment Agreement”);

B. The Parties have mutually agreed not to renew the Employment Agreement, and Hyde intends to resign from his employment with the Company effective March 31, 2005; and

C. The Parties desire to ensure a smooth transfer of duties and to embark on a mutually beneficial business relationship following Hyde’s resignation.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties hereto agree as follows:

1. Employment.

1.1 Resignation. Hyde will remain employed by the Company pursuant to the terms and conditions of his Employment Agreement until and through March 31, 2005. Hyde will submit his written resignation on such date, or such later date as the Company requests, from all positions and offices he holds with the Company and any of its affiliates.

1.2 Compensation and Benefits Upon Termination. Upon resignation, Hyde will receive the compensation and benefits to which he would be entitled upon expiration of the Employment Agreement.

1.3 Transition Cooperation. Hyde will fully cooperate in providing all transition assistance deemed by the Company to be reasonably necessary to insure a smooth transition of Hyde’s duties and responsibilities following Hyde’s departure from the Company.

1.4 Agreed Announcement. Hyde and the Company will agree on a mutually acceptable announcement of his separation from the Company, and Hyde will participate with any such announcement to the extent reasonably requested by the Company. In no event will either Hyde or the Company deviate from the substance of such announcement in their communications with employees, investors or other third parties with respect to the matters referred to herein, except as required by law or in connection with discussions with the senior management or board of directors of the Company.

1.5 Return of Property. On or before March 31, 2005, Hyde will return all Company property in his possession, including but not limited to the property referenced in Paragraph 10 of his Employment Agreement, unless otherwise agreed to by the Company.

2. Waiver and Release. On March 31, 2005, Hyde agrees to sign and deliver to the Company and the Parent a waiver and release (the “Waiver and Release”) in the form attached to this Separation Agreement as Exhibit “1”.

3. Consulting Agreement. At the time of execution of this Agreement, Hyde and the Company will enter into a Consulting Agreement (the “Consulting Agreement”) attached to this Separation Agreement as Exhibit “2” pursuant to which Hyde will provide certain services on the terms and conditions provided for therein. The Consulting Agreement shall become effective upon delivery by Hyde to the Company of the fully executed Waiver and Release.

4. Hyde’s Continuing Obligations Under the Employment Agreement. Hyde acknowledges that he has continuing obligations under the Employment Agreement, including the obligations of protection of Company interests and noncompetition and nondisparagement set out in paragraphs 10-12 of the Employment Agreement. It is understood by the parties that the protective covenants in Hyde’s Employment Agreement will remain in full force and effect and the protective covenants in the Consulting Agreement are intended to supplement, not negate, the protective covenants in the Employment Agreement.

5. Vesting of Options. On March 31, 2005, after receipt of the fully executed Waiver and Release and Hyde’s written resignation from all offices in the Company and its affiliates (as requested by the Company), eight hundred thirty-five (835) Series “C” Options in the Parent held by Hyde that are not presently vested will automatically become fully vested and will be exercisable thereafter by Hyde until the expiration date of the options as provided in the Option Agreement applicable to such Series C Options and the American Seafoods L.P. Year 2000 Unit Option Plan referred to therein. Furthermore, for purposes of the Series “E” Options, Hyde’s “E” Options shall continue to vest as if he remained an employee of the Company so long as the Consulting Agreement remains in effect.

6. Dispute Resolution. The Parties agree that any dispute arising out of this Separation Agreement shall be resolved by the Parties through confidential mediation or final and binding confidential arbitration. The Parties will first attempt to mediate the dispute before a neutral mediator agreed upon by the Parties. If mediation is not successful, the dispute will be submitted to final and binding confidential arbitration before a neutral arbitrator agreed upon by the parties. Except as specifically provided herein, the mediation or arbitration shall be governed by the rules of the American Arbitration Association or such other rules as agreed to by the Parties. Each Party shall be responsible for its or his own costs and attorneys’ fees relating to mediation and arbitration. The Parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution.

7. Injunctive Relief. Notwithstanding the foregoing, any action brought by the Company under this Agreement seeking a temporary restraining order, temporary and/or permanent injunction and/or decree of specific performance of the terms of this Separation Agreement may be brought in a court of competent jurisdiction without the obligation to proceed first to mediation or arbitration. The Company shall not be required to post a bond as a condition for the granting of such relief.

8. Notice and Revocation. Hyde acknowledges that he received this Separation Agreement on January 26, 2005, and may take up to 21 days to consider this Separation Agreement with legal counsel of his choice. Any changes to this Separation Agreement will not restart the running of the 21-day period. Hyde further acknowledges and understands that he may revoke this Separation Agreement by delivering to the General Counsel of the Company at the address of the Company set forth in paragraph 9.5 a written statement to that effect within seven days after he signs it. Unless Hyde revokes this Separation Agreement within the seven-day revocation period, this Separation Agreement will be effective on the eighth day after he has signed it.

9. General Provisions.

9.1 Successors and Assigns. The rights and obligations of the Parent and the Company under this Separation Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parent and the Company. Hyde shall not be entitled to assign any of his rights or obligations under this Separation Agreement.

9.2 Waiver. A Party’s failure to enforce any provision of this Separation Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Separation Agreement.

9.3 Severability. In the event any provision of this Separation Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated in this Separation Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

9.4 Interpretation; Construction. The headings set forth in this Separation Agreement are for convenience only and shall not be used in interpreting this Separation Agreement. The Parties have participated in the negotiation of this Separation Agreement. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Separation Agreement.

9.5 Notices. Any notice required or permitted by this Separation Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to the Parent or the Company:

American Seafoods Group LLC

2025 First Avenue

Suite 1200

Seattle, WA 98121

Facsimile: 206 374-1516

Attention: General Counsel

If to Hyde:

Michael J. Hyde

1712 Bigelow Avenue North

Seattle, WA 98109

9.6 Entire Agreement. This Separation Agreement, the Employment Agreement, the Waiver and Release, and the Consulting Agreement shall constitute the entire Agreement between the Parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

9.7 Amendments. This Separation Agreement may be amended or modified only with the written consent of Hyde and duly authorized officers of the Parent and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

9.8 Governing Law and Venue. This Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to its conflict of laws provisions and as though made and to be fully performed in that State. Venue for any action, including mediation or arbitration under paragraph 6, arising from this Agreement shall be exclusively in King County, Washington.

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THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION.

DATED this 15th day of February, 2005.

AMERICAN SEAFOODS, L.P.

By: ASC Management, Inc., its General Partner

	By:	/s/ BERNT O. BODAL
Bernt O. Bodal, President

AMERICAN SEAFOODS GROUP LLC

By:	/s/ BERNT O. BODAL
Bernt O. Bodal, Chief Executive Officer

EXECUTIVE:

By:	/s/ MICHAEL J. HYDE
Michael J. Hyde

Exhibit 1

WAIVER AND RELEASE

This Waiver and Release is made and executed by Michael J. Hyde in connection with my separation from employment with American Seafoods Group LLC (the “Company”) and in consideration of my receiving additional severance benefits in the nature of a consulting agreement with the Company executed on even date herewith (the “Consulting Agreement”) as set out in a Separation Agreement dated February 15 , 2005 (the “Separation Agreement”), between myself, the Company and the Parent. Unless otherwise defined herein, initially capitalized terms used herein shall have the meanings ascribed thereto in the Separation Agreement. This Waiver and Release shall become effective upon the earlier of (i) the commencement of the first “Extended Term” of the Consulting agreement, as defined therein, (ii) a termination of the Consulting Agreement by the Company for “cause” as set forth in Section 9.2(a) thereof, and (iii) a termination of the Consulting Agreement by Michael J. Hyde for any reason other than as set forth in Section 9.2(b) of the Consulting Agreement.

I, Michael J. Hyde (“Hyde”), hereby release the Parent and the Company and their respective officers, directors, employees, agents, insurers and related corporations (collectively the “Released Parties”) from any and all liability, damages or causes of action, whether known or unknown, arising out of my employment with the Company or the termination of that employment, or any other acts or events involving the Parent or the Company or both, to the date of this Waiver and Release; provided, however, that nothing in this Waiver and Release shall affect any of my rights, or claims I might have against the Parent or the Company, with respect to my ownership or options to acquire ownership of equity in the Parent or the Company or my rights under the Separation Agreement and that certain Employment Agreement Termination dated March 31, 2000. This Waiver and Release includes, but is not limited to, any claims for additional compensation in any form, damages, reemployment or reinstatement. This Waiver and Release specifically includes, but is not limited to, all claims for relief or remedy under any Washington state or federal laws relating to employment, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disabilities Act, and the civil rights, employment and wage and hour laws of the State of Washington including, but not limited to, RCW 49.44.090, 49.48, 49.52, and 49.60, and any applicable contract, tort, or common law theories.

This Waiver and Release shall not affect vested rights, if any, which I may have against insurers under medical insurance and long-term disability insurance plans or under any retirement plan maintained by the Parent or the Company or an option or equity holder in the Parent.

I have read this Waiver and Release and understand its effect. I acknowledge and understand that I am releasing all legal rights and claims that I may have against the Parent or the Company relating to my employment, including any rights under the Age Discrimination in Employment Act. In accordance with the Older Workers’ Benefit Protection Act (the “Act”), I

acknowledge that I have been advised in writing to consult with an attorney prior to executing this Waiver and Release; and that as consideration for executing this Waiver and Release, I have received additional benefits and compensation of value to which I would not otherwise be entitled.

In accordance with the Act, the Parent and the Company each offered me enhanced separation benefits in exchange for agreeing to sign this Waiver and Release among other conditions. The offer provided me with a period of 21 days from the date of receipt for consideration of the offer. I further agreed that any changes to the offer would not restart the running of the 21-day period. I acknowledge that I received the offer on January 26, 2005, and was given 21 days to consider it. I further acknowledge that I was given 7 days from the date of accepting the offer to revoke it.

Every provision of this Waiver and Release is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Waiver and Release is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Waiver and Release which shall continue in full force and effect.

This Waiver and Release shall be construed in accordance with, and governed by, the law of the State of Washington.

DATED this 31st day of March, 2005.

Michael J. Hyde

Exhibit 2

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is made and entered into as of April 1, 2005 (“Effective Date”), between and American Seafoods Group LLC (the “Company”) and Michael J. Hyde (“Consultant”) (the Company and Consultant being sometimes herein referred to singly as a “Party” and collectively as the “Parties”).

RECITALS

A. Until March 31, 2005, Consultant was employed by the Company as President and Chief Executive Officer of American Seafoods Company LLC and Managing Director of the Company pursuant to an employment agreement dated April 1, 2000 (“Employment Agreement”).

B. On March 31, 2005, Consultant submitted his resignation from employment by the Company pursuant to a Separation Agreement dated February 15, 2005 (“Separation Agreement”).

C. As contemplated by the Separation Agreement, the Company and Consultant desire to enter into this Consulting Agreement pursuant to which Consultant will provide certain services to the Company in consideration for the compensation paid to him for such services and the other terms and conditions of this Consulting Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants made herein, the Parties agree as follows:

1.	Services; Access.

1.1 Consultant Services. Company hereby engages Consultant to perform, and Consultant agrees to provide advice and expertise to the Company related to the Company’s regulatory environment, its suppliers and its customers based on his knowledge of the industry and the Company as further described in Exhibit A (the “Services”), which Exhibit A, which is attached hereto and incorporated herein by reference. Subject to Company’s performance of its obligations under this Agreement, Consultant will perform the Services in a prompt, diligent and professional manner in conformity with reasonable commercial standards of quality. Consultant will at all times observe the security and safety policies of Company when performing the Services. The Company and Consultant contemplate that Consultant will expend approximately 50% of his work time in rendering the Services to the Company.

1.2 Access. Consultant will afford the Company access, at Company’s request, to Consultant’s records related to this Consulting Agreement and performance of the Services. The Company will afford Consultant sufficient access during business hours, at

Consultant’s request, to the Company’s records, facilities and personnel to allow Consultant to perform the Services.

2	Intellectual Property.

2.1 Ownership of Developed Intellectual Property. Consultant warrants to the Company that any material developed under this Consulting Agreement will not, to the knowledge of Consultant, infringe on the copyright, trade secret, patent, trademark or other rights of any third party. Consultant warrants to the Company that Consultant is, to the knowledge of Consultant, the lawful owner or licensee of any software programs or other materials used by Consultant in the performance of the Services and has, to the knowledge of Consultant, all rights necessary to convey to the Company the ownership of any Work, as defined below, free and clear of any encumbrances or liens or claims of any kind.

2.2 Ownership of Work Product. Consultant agrees that all right, title and interest in and to any materials resulting from the performance of the Services and all copies thereof, including works in progress, in whatever media, (collectively, the “Work”), will be vested in the Company upon their creation. Consultant will mark all Work with the Company’s copyright or other proprietary notice as directed by the Company. Consultant specifically agrees as follows:

(a) Work Made for Hire. To the extent that any portion of the Work constitutes a work protectable under the Copyright Law of the United States (the “Copyright Law”), the Company and Consultant agree that any such portion of the Work has been specially ordered and commissioned by the Company and will be considered a “work made for hire” as such term is used and defined in the Copyright Law. Accordingly, the Company will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein.

(b) Assignment of Copyright. In the event that any portion of the Work constitutes a work protectable under the Copyright Law but does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, Consultant hereby assigns and agrees to assign to the Company, without further consideration, all right, title and interest in and to copyright in the Work or in any such portion thereof and agrees to execute and deliver to the Company, upon request, appropriate assignments of copyright and such other documents and instruments as the Company may request to fully and completely assign such copyright to the Company, its successors or nominees. Consultant hereby appoints the Company as its attorney to execute and deliver any such documents on its behalf if Consultant fails or refuses to do so within a reasonable period following the Company’s request.

3.	Compensation; Expense Reimbursement.

3.1 Fees. For all of the Services and Work to be provided by Consultant and other covenants of Consultant under this Consulting Agreement, the Company agrees to pay Consultant the sum of Twenty-Five Thousand Dollars ($25,000) per month, payable in arrears commencing on April 30, 2005, and continuing on the last business day of each month until the term of this Consulting Agreement is terminated or expires.

3.2 Bonus. At the end of each Term (as defined herein), the Company will pay Consultant a cash bonus in an amount determined in good faith based on criteria mutually agreed to by Consultant and the Company. By way of illustration, such a bonus will be payable if the Company concludes that it experienced positive developments during the Term over and above the ordinary or expected and that such developments resulted in whole or significant part from the work performed by Consultant under this Consulting Agreement.

3.3 Expenses. Consultant is entitled to reimbursement of reasonable out-of-pocket expenses incurred in providing the Services, including, without limitation, reasonable expenses related to travel, meals, entertainment, and communications and any other expenses that the Company may specifically approve as reimbursable.

4.	Relationship of Parties; Taxes.

4.1 Independent Contractor; No Third Party Beneficiary. Consultant will perform the Services under this Separation Agreement as an independent contractor. Consultant will not act as or be considered an employee or agent of the Company and will not participate in any health or disability insurance, retirement benefits, or other welfare or pension benefits or privileges that the Company makes available to its own employees. Consultant is not authorized to incur any obligation or make any commitment on the Company’s behalf. This Consulting Agreement is for the benefit of the Parties only, and there are no third party beneficiaries of this Consulting Agreement.

4.2 Responsibility for Taxes. Consultant is responsible for all taxes on Consultant’s income earned under this Agreement and on the earnings paid to his employees, including federal and state income tax withholding, social security and Medicare taxes and unemployment insurance. Consultant will provide to Company Consultant’s tax identification number, and Company will provide Consultant a Form 1099 statement reflecting the payments made to Consultant, as required by applicable IRS regulations.

5.	Compliance With Laws.

Consultant warrants that all Services to be furnished under this Agreement will be so furnished in accordance with all federal, state and local laws and regulations applicable to labor, safety, health and equal employment opportunity.

6.	Noncompetition; No Conflict of Interest.

6.1 Noncompetition. In order to protect the investment of the Company in the Services contemplated by this Consulting Agreement, during the Term (as hereinafter defined) of this Consulting Agreement and for a period of twelve (12) months following the termination of this Consulting Agreement for any reason, Consultant will not, directly or indirectly (including through any affiliate, whether existing now or in the future and whether as an investor, officer, director, employee, agent of or consultant for any entity), engage in any business the primary activity of which is catching, processing or selling of pollock or in any business that directly competes with any of the business operations of the Company as to which Consultant is providing the Services; provided, however, that nothing herein shall prevent Consultant from investing as less than a five percent (5%) shareholder or equity holder in the securities of any company listed on a national securities exchange; and provided, further, that Consultant may spend up to ten percent (10%) of a full- time position providing services, including legal services, to other seafood companies so long as Consultant complies with all applicable professional and ethical standards. In the event of an actual or threatened breach by Consultant of the provisions of this paragraph 6.1, the Company will be entitled to injunctive relief restraining Consultant from the breach or threatened breach. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Consultant.

6.2 Non-Interference. In order to protect the investment of the Company in the Services contemplated by this Consulting Agreement, during the Term of this Consulting Agreement and for a period of twelve (12) months following the termination of this Consulting Agreement for any reason, Consultant will not, directly or indirectly (including through any affiliate, whether existing now or in the future and whether as an investor, officer, director, employee, agent of or consultant for any entity), (a) induce, attempt to induce or assist in inducing any executive, senior management employee or key vessel crew member of the Company to leave the Company’s employ, or in any way interfere with the relationship between the company and the Company’s executives, senior management or key vessel crew members, (b) induce, attempt to induce or assist in inducing any client, customer, supplier, licensee, or any other business relation of the Company to cease or reduce its customer, supplier, licensee, or any other business relation of the Company to cease or reduce its business dealings with the Company, or in any way interfere with the relationship between any such business relation and the company, or (c) induce, attempt to induce or assist in inducing any customer of the Company to do business with any person or entity other than the Company.

6.3 Corporate Opportunity. Consultant acknowledges that the extensive relationship and background Consultant has in the business operations of the Company provide Consultant with valuable insight into potential business opportunities for the Company, and, accordingly, Consultant agrees that for the Term of this Consulting Agreement and for a period of three (3) months following the termination of this Consulting Agreement for any reason, Consultant will promptly disclose to the Company any business opportunities relevant to the Company’s business that come to his attention and offer such opportunities first to the Company, using the same standards that apply to corporate executives for corporate opportunities. If the Company declines to pursue any such business opportunity brought to its attention by Consultant pursuant to this paragraph 6.3, Consultant will be free to pursue such opportunity on Consultant’s behalf. Nothing in the foregoing sentence shall be construed to preclude Consultant from pursuing or making investments in H&G vessels at Consultant’s discretion.

7.	Confidentiality.

7.1 Nondisclosure of Company Confidential Information. During the Term of this Consulting Agreement, the Company may provide to Consultant certain confidential, proprietary and trade secret business or technical information of the Company or third persons in connection with Consultant’s performance of the Services (“Company Confidential Information”). Company Confidential Information may be clearly marked and designated as confidential but includes all business plans, financial, marketing, customer and supplier information provided to Consultant whether marked or not; provided, however, that Company Confidential Information shall not include, and this paragraph 7.1 shall not apply to, any information that Consultant can establish (a) was, at the time of disclosure, generally available to the public through no fault of Consultant, (b) was in Consultant’s possession on the Effective Date and was not obtained from Company, or (c) was lawfully received from a third party who rightfully acquired it and did not obtain it in violation of any confidentiality agreement. Consultant agrees to preserve the confidentiality of all Company Confidential Information that is provided by the Company in connection with this Consulting Agreement, and shall not disclose or make available to any person, or use for Consultant’s own or any other person’s benefit, other than as necessary in performance of Consultant’s obligations under this Consulting Agreement, any Company Confidential Information, unless such action: (x) is required by law or regulation, but only to the extent and for the purposes of such law or regulation; (y) is in response to a valid order of a court or other governmental body but only to the extent of and for the purposes of such order, and only if Consultant first notifies the Company of the order and permits the Company to seek an appropriate protective order; or (z) is with written permission of the Company and in compliance with any terms or conditions set by the Company regarding such disclosure. Consultant shall exercise a commercially reasonable level of care to safeguard Company Confidential Information against improper disclosure or use.

7.2 Return of Material. Upon the request of the Company during the term of this Consulting Agreement, and upon any termination or expiration of this Consulting Agreement, Consultant agrees to turn over to Company all copies of the Work, including works in progress, and Consultant shall return all Company Confidential Information to the Company and erase and remove all copies of all Company Confidential Information from any computer equipment and media in Consultant’s possession, custody or control.

8.	Standard of Care; Limitation on Liability; Covenant Not to Sue.

8.1 Standard of Care by Consultant. Consultant shall use good faith and commercially reasonable efforts to provide the services described in this Agreement. However, Consultant shall not be liable to the Company for any failure of performance except in the event of bad faith, gross negligence or willful misconduct or a knowing or intentional breach of Consultant’s obligations under paragraphs 2, 5, 6 or 7.

8.2. Limitation on Liability. CONSULTANT SHALL NOT BE LIABLE TO THE COMPANY OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS CONSULTING AGREEMENT OR ITS SUBJECT MATTER, WHETHER SUCH LIABILITY

IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.3 Remedies. Subject to paragraph 8.2, each Party may pursue any remedies available to such Party for the other Party’s breach or threatened breach of this Agreement, including the recovery of damages. Without limiting the foregoing, (a) Consultant acknowledges and agrees that if Consultant were to breach any of the provisions of paragraphs 2, 6 or 7 of this Consulting Agreement (i) the Company would suffer irreparable damage and (ii) in the event of any such breach, in addition to provable damages and reasonable attorney’s fees, the Company will be entitled to enjoin such breach and to obtain specific performance of such provisions in any court of competent jurisdiction. If any bond from the Company is required in connection with such enjoinment or specific enforcement, the Parties agree that a reasonable amount for of such bond will be $1,000.

8.4 Covenant Not to Sue. In consideration of this Consulting Agreement, Consultant covenants not to sue the Company or any of its affiliates during the Term of this Consulting Agreement for any claim or cause of action that will be covered upon its effective date by the Waiver and Release.

9.	Term; Termination.

9.1 Term. This Consulting Agreement will commence on the Effective Date and will continue through March 31, 2006 (the “Initial Term”), unless earlier terminated as provided in paragraph 9.2, and shall renew automatically for additional twelve (12) month periods (“Extended Term”) unless on or before October 1, 2005, with respect to the Initial Term, or on or before any December 1 with respect to any Extended Term, either Party gives notice to the other Party that the current term will not be extended (the Initial Term and all Extended Terms, being the “Term”).

9.2 Termination. This Consulting Agreement may be terminated at anytime as follows: (a) the Company may terminate this Consulting Agreement for Cause (as hereinafter defined) at any time upon ten (10) days’ written notice to Consultant; (b) Consultant may terminate this Agreement upon ten (10) days’ written notice to the Company if the Company fails to perform its obligations hereunder; or (c) by a written agreement executed by the Parties. For purposes of this Consulting Agreement, cause (“Cause”) shall mean (x) the gross negligence or willful misconduct of Consultant in the performance of Consultant’s duties under this Consulting Agreement, (y) the failure of Consultant to provide the Services in a prompt, diligent and professional manner in conformity with reasonable commercial standards of quality and to correct such failure within 60 days after written notice by the Company to Consultant of such failure, or (z) default by Consultant in its obligations to the Company under paragraphs 2, 6 and 7 of this Consulting Agreement, which default is not corrected (if possible to correct) within 10 days after notice by the Company to Consultant of such failure. .

9.3 Effect of Termination. Upon termination or expiration of this Consulting Agreement, all obligations of the Parties under this Consulting Agreement will terminate without liability of any Party to the other Party, except as follows: (a) the provisions of paragraphs 2, 6,

7, 8, 9.3 and 10 will survive termination and remain in full force and effect in accordance with their terms; (b) if this Consulting Agreement is terminated because of a breach of this Consulting Agreement by the nonterminating Party, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired; and (c) the Company shall promptly pay to Consultant any compensation due and payable to Consultant (such fees prorated for the month of termination) for Services provided prior to the date of termination and any other amounts owed to Consultant under this Consulting Agreement, which payment shall be due and payable within thirty (30) days after Consultant’s submission to Company of an invoice for such compensation and other amounts.

10.	General Provisions.

10.1 Successors and Assigns. The rights and obligations of the Parent and the Company under this Consulting Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Consultant may assign this Consulting Agreement to an entity wholly owned by Consultant so long as such entity makes available Michael J. Hyde to perform the Services. Otherwise, Consultant may not assign any of Consultant’s rights, duties or obligations under this Consulting Agreement.

10.2 Waiver. A Party’s failure to enforce any provision of this Consulting Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Consulting Agreement.

10.3 Severability. In the event any provision of this Consulting Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated in this Consulting Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

10.4 Interpretation; Construction. The headings set forth in this Consulting Agreement are for convenience only and shall not be used in interpreting this Consulting Agreement. The Parties have participated in the negotiation of this Consulting Agreement. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Consulting Agreement.

10.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to the Company:

American Seafoods Group LLC

2025 First Avenue

Suite 1200

Seattle, WA 98121

Facsimile: 206 374-1516

Attention: General Counsel

If to Consultant:

Michael J. Hyde

1712 Bigelow Avenue North

Seattle, WA 98109

10.6 Entire Agreement. This Consulting Agreement, together with all Exhibits attached hereto, which are incorporated herein by reference, and the Separation Agreement and all exhibits thereto referred to herein constitute the complete and exclusive statement of all mutual understandings between the Parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

10.7 Amendments. This Separation Agreement may be amended or modified only with the written consent of Hyde and duly authorized officers of the Parent and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

10.8 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to its conflict of laws provisions and as though made and to be fully performed in that State. Venue for any action, including mediation or arbitration under paragraph 6, arising from this Agreement shall be exclusively in King County, Washington.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

“Consultant”	“Company” AMERICAN SEAFOODS GROUP LLC

Michael J. Hyde	Bernt O. Bodal, Chief Executive Officer

Address: 1712 Bigelow Avenue North Seattle, WA 98109	Address: 2025 First Avenue Seattle, WA 98121

EXHIBIT A

Exhibit A is part of the Consulting Agreement dated as of April 1, 2005 between American Seafoods Group LLC and Michael J. Hyde.

Hyde will provide services to the Company as may be requested from time to time. The parties specifically expect that Hyde will provide advice and/or act on behalf of the Company with respect to the following items:

1. Political Advice. Hyde will advise the Company with respect to political developments and strategy that are expected to affect the business of the Company.

2. Regulatory Advice. Hyde will assist the Company in interpreting and applying existing state and federal regulations to the extent they affect the business of the Company. Hyde will also advise the Company with respect to proposed state or federal regulations and will assist in the development of a regulatory strategy that promotes the interests of the Company.

3. Regulatory Compliance. Hyde will assist the Company in maintaining strict compliance with all applicable regulations. This shall include development and maintenance of its regulatory compliance programs.

4. Business Development. Hyde will assist and advise the Company in identifying and implementing growth opportunities.

5. Fishery Rationalization. Hyde will assist and advise the Company in connection with fishery rationalization proposals specifically including proposals for rationalization of the cod fisheries in the North Pacific and the whiting fishery in the Pacific.

6. Trade Associations. To the extent requested by the Company, Hyde will represent the interests of the Company in connection with the trade associations that affect the fishing business of the Company including the At-Sea Processors Association, the Pacific Whiting Conservation Cooperative and the North Pacific Longline Association.